UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2008

CITADEL BROADCASTING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31740	51-0405729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal Executive Offices, Including Zip Code)

(702) 804-5200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

On November 25, 2008, Citadel Broadcasting Corporation (the “Company”) received notice from NYSE Regulation, Inc. (“NYSE Regulation”) that the Company has fallen below the continued listing criteria of the New York Stock Exchange (the “NYSE”) related to minimum average market capitalization. Section 802.01B of the NYSE’s Listed Company Manual (the “Listed Company Manual”) requires that a company’s average global market capitalization be more than $75 million over a consecutive 30 trading-day period.

As previously disclosed by the Company in its quarterly report on Form 10-Q for the quarter ended September 30, 2008, the Company has also fallen below the continued listing standard under Section 802.01C of the Listed Company Manual requiring a listed common stock to maintain a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period.

In accordance with Section 802.02 of the Listed Company Manual, the Company intends to submit a plan within 45 days of receiving notice from NYSE Regulation that demonstrates the Company’s ability to regain compliance with the average global market capitalization standard within 18 months from receipt of the notice from NYSE Regulation. The Listings and Compliance Committee of the NYSE will either accept the plan, at which time the Company will be subject to quarterly monitoring for compliance with the plan, or the Listings and Compliance Committee of the NYSE will not accept the plan and the Company will be subject to suspension and delisting procedures. Should the Listings and Compliance Committee of the NYSE accept the plan, during the 18-month period and subject to compliance with the NYSE’s other continued listing standards, the Company’s common stock will continue to be listed on the NYSE. Although the Company intends to cure its deficiency and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so.

As required by Section 802.02 of the Listed Company Manual, the Company issued a press release related to the matter described herein. The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release of Citadel Broadcasting Corporation dated December 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

December 2, 2008	By:	/s/ Randy L. Taylor
		Name:	Randy L. Taylor
		Title:	Senior Vice President – Finance and Chief Financial Officer